EXHIBIT 99.3

On February 28, 2020, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator

Welcome to inTEST Corporation’s 2019 Fourth Quarter & Year-End financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant, Investor Relations

Thank you, Ian. And thank you for joining us for inTEST’s 2019 fourth quarter & year-end financial results conference call. With us today are Jim Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review the quarter’s highlights as well as current business trends. Hugh will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2020 first quarter. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information in advance of this call, which can be downloaded from our website on the Investor Relations page. The Supplemental Information is offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of the Company’s quarterly results conference call.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, the potential impact of the coronavirus outbreak on our results; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally; the success of our strategy to diversify our business by entering markets outside the Semi Market; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement made by inTEST during this conference call is based only on information currently available to inTEST and speaks to circumstances only as of the date on which it is made. inTEST undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our website, www.intest.com.

And with that, let me now turn the call over to Jim Pelrin. Please go ahead, Jim.

Jim Pelrin, President & CEO

Thank you, Laura. We’d like to welcome everyone to our 2019 fourth quarter conference call.

Our results for the fourth quarter are a clear reflection of the challenging headwinds our semiconductor customers continue to experience… and while consolidated net revenues were below our expectations, we did meet guidance for both gross margin of 48% and GAAP EPS of $0.07. Consolidated net revenues for the quarter of $13.6 million declined sequentially, due to continued weakness in the analog production test portion of our semiconductor business.

Q4 Semi revenues were down 15% quarter-over-quarter, and while Multimarket revenues were essentially flat, we sustained the growth achieved in the third quarter. Multimarket revenue was driven by continued strength in the defense and aerospace market. As we have noted in the past, our ultimate goal is to grow Multimarket business to offset the volatility inherent in the Semi Market.

Overall, consolidated fourth quarter bookings declined 20% sequentially, a combination of the timing of specific large orders in our thermal business and continued softness in EMS related orders driven by excess production test capacity at EMS’ customers.

Let’s now turn to our two operating segments, beginning with Thermal, which consists of two businesses, iTS (inTEST Thermal Solutions) and Ambrell.

Q4 Thermal net revenues were $10.0 million compared to $10.6 million in the third quarter. It’s important to note that Thermal is responsible for all Multimarket revenue, as well as important revenue from Semi back-end test and front-end manufacturing. With Multimarket revenues essentially flat quarter-over-quarter, Semi was the major contributing factor to the decline in the Thermal market. Thermal bookings were $8.7 million compared with $9.5 million in the third quarter, reflecting the impact of the aforementioned order timing.

There is broad technical and geographical interest in our thermal products– which continues to drive our Multimarket penetration. For example, during the fourth quarter,

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We continued to win induction heating orders in the electric vehicle industry. As EV manufacturers expand their production capacity, opportunities continue to arise, and during the quarter an integrator placed an induction heating tool order for a production cell being delivered to an EV manufacturer.

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The personal healthcare market continues to be strong. Recall that in Q3, important orders were received for our induction heating tools for the packaging of personal care products, and significant order placements continued in the fourth quarter.

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ThermoStreams are air-forcing systems that create thermal environments for rapid testing across a wide range of extreme temperatures for semiconductor device testing and for Multimarket specialized applications. We continue to branch out with Thermostreams into new and different applications, as exemplified by a new medical customer that is using our ThermoStreams in the testing of electronic devices for treating cardiac arrest.

●	In addition, Multimarket business continues to be driven by defense and aerospace applications for both Sigma test products and Thermonics Chillers.
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In fact, our Chiller business continues to grow, as we added three new customers this quarter who use our products for chemical extraction for the expanding cannabis industry. This follows on the heels of the two new customers we secured in Q3.

Turning to the EMS Products Segment, which is the semiconductor roots of the company whose products serve analog and mixed signal production test…The major drivers of the EMS business are automotive, Internet of Things, heavy industrial applications, and consumer electronics, as well as 5G related products. Q4 EMS bookings were $2.5 million compared to $4.3 million in Q3, while Q4 revenues were $3.6 million, compared to $4.0 million for the prior quarter.

Recent reports by some in the analog mixed signal semiconductor business have indicated that conditions remained challenging, particularly for industrial and automotive in the fourth quarter; and this was also true for our EMS unit. Like most cap equip manufacturers, EMS’ customers order for two reasons: expanding manufacturing capacity and to a lesser extent next-gen testing processes that require new equipment or different combinations of existing equipment.

The Semi super cycle dramatically increased capacity throughout the industry. At the peak of the super cycle, EMS business increased over 50% from 2016 to 2017. However, current market conditions have significantly reduced demand at our customers, which of course resulted in considerable excess capacity. EMS does not expect to see an appreciable rebound in business until that excess capacity has been absorbed. Utilization rates have been low throughout 2019 and continue today. We know from studying recent industry analyses that capacity has to approach the 90% range before we’d really see a significant pickup in EMS business.

Industry analysts recently reported 2019 Semi equipment utilization rates were 88%, a drop of 8% year-over-year, which aligns with what we are seeing. In addition, it was recently noted that prober and handler manufacturers experienced similar declines, 20% and 30% year-over-year respectively. It’s not surprising, then, that an 8% drop in semi utilization rates can translate to EMS revenue down 25% for the year. On a positive note, utilization rates have recently been predicted to approach the 90% range in the second half of 2020.

Let me close here with a couple of comments and then hand off to Hugh for detailed operating numbers. As noted in our press release, our Q1 guidance stems from a disappointing Q4 order flow amidst the trends I just described. While short-term demand visibility for EMS products is somewhat cloudy, we are optimistic that capacity utilization at our customers will increase and drive increased demand for EMS products in the second half of the year. We remain confident in the long-term opportunity for EMS as analog production test demand increases.

A major driver of our Thermal business is the defense/aerospace industry and we are seeing an uptick across many applications including Semi, specifically silicon carbide related crystal growth and deposition.

Recent communications with our top customers indicate a level of confidence in their respective business for the year and subsequently their business with us. We are in good standing with all of them and have been told that they fully intend to continue ordering from us this year. In fact, the majority see an increase in orders expected to be placed with us.

The tone of our conversations with our EMS customers and thermal customers was quite similar, with two very important distinctions for EMS -- their timing is less certain, and with considerable excess capacity in place, orders have been sparse. We do not believe that we are losing market share. In fact, our customers remain strong and committed to EMS. As new demand arises and their excess capacity is absorbed, we believe it is a question of when EMS customers pull the trigger on orders. We recently announced the appointment of KL Wong as EMS’s Southeast Asia sales manager. KL brings extensive knowledge and experience that we will leverage to reinforce the already strong relationships we have in the region.

On the M&A front, which is an important component of our growth strategy, we continue to evaluate and assess potential acquisition opportunities that meet our investment criteria. Ultimately anything we choose to pursue needs to be aligned with our strategic vision, optimally position the Company, and benefit our shareholders. It’s a long-term process requiring patience and persistence, and as we execute our plans and strategies for the future growth and expansion of inTEST we will provide updates.

In closing, while there is still considerable end-market uncertainty, we feel confident in our long-term diversification strategy. We continue to strategically expand from our core roots in semiconductors to be a broad-based supplier to multiple growth markets, and our customer base continues to grow, testament to the value of our technologies and the demand for our products. We strive to excel with our capabilities to deliver precision- engineered thermal, mechanical and electronic solutions. We believe we are well positioned to participate in the semiconductor industry rebound. And with that I’d like to turn the call over to Hugh.

Hugh Regan, Treasurer & CFO

Thanks, Jim. As we noted earlier, our fourth quarter net revenue was below our guidance range and came in at $13.6 million, down 7% sequentially.

Fourth quarter gross margin was within our guidance range and at 48% was down 1% from the third quarter, reflecting less favorable absorption of fixed production costs at reduced revenue levels.

Selling expense declined by 4% sequentially to $2.0 million for the fourth quarter, with reduced commission, warranty and travel expenses, partially offset by increased advertising costs in our Thermal segment.

Engineering and product development expense declined 4% sequentially to $1.2 million with reductions in development materials and third-party consultants, partially offset by increased patent legal costs.

For the second quarter in a row, we saw a significant reduction in the level of our general and administrative expense, with Q4 G&A expense of $2.7 million down $391,000 or 13% sequentially. Fourth quarter G&A expense came in below our guidance, primarily due to reduced levels of professional fees and, to a lesser extent, to the reversal of previously accrued bonuses.

We accrued an income tax benefit of $76,000 for the fourth quarter compared to income tax expense of $147,000 recorded for the third quarter. Our effective tax rate was a negative 12% in the fourth quarter compared to 19% in the third quarter. The income tax benefit booked in the fourth quarter was the result of reconciling the impact of the FDII deduction allowed under the new tax law which benefits companies that manufacture in the US and have significant overseas sales as well as book to tax return adjustments. We expect that our effective tax rate will range from 15.5% to 16.5% in 2020.

For the fourth quarter we reported net earnings of $724,000 or $0.07 per diluted share, compared to $647,000 or $0.06 per diluted share for the third quarter. Diluted average shares outstanding were 10.3 million for the fourth quarter of 2019. During the fourth quarter, we did not issue any shares of stock and repurchased 190,150 shares under our stock repurchase plan, which commenced on September 18th. Through February 27, 2020, we have repurchased 238,614 shares at a total cost of $1.2 million.

EBITDA was $1.1 million in the fourth quarter, down from $1.3 million in the third quarter. For 2019, we had EBITDA of $4.5 million.

Consolidated headcount at December 31st was 206, a reduction of 1 from the level we had at September 30th and down 20 or 9% since the beginning of 2019. As I have noted previously, these reductions were primarily due to staff attrition, and to a lesser extent, were the result of the planned consolidation of Ambrell’s European operations.

I’ll now turn to our balance sheet.

Cash and cash equivalents decreased by $413,000 sequentially to $7.6 million and cash flow from operations was $726,000 for the fourth quarter. The decrease in cash was the result of the $963,000 spent on stock repurchases during the fourth quarter. We currently expect cash and cash equivalents to further decline in the first quarter of 2020 as a result of our projected operating loss in the first quarter. As of today, cash stands at $7.3 million.

Accounts receivable increased slightly during the fourth quarter and was $9.3 million at December 31 with DSO of 63 (up from 57 at September 30). And inventories declined $539,000 or 7% sequentially, and our days of inventory increased slightly to 152.

Capital expenditures were $207,000 in the fourth quarter, up from $115,000 in the third quarter. For 2019, total capital expenditures were $620,000, down from $2.2 million in 2018, which included $1.7 million spent on tenant improvements for Ambrell’s Rochester facility.

Backlog at the end of December was $5.5 million, down from $8.0 million at September 30th, reflecting the reduction in orders in the quarter.

As to guidance, as noted in our earnings release, we are seeing continued softness in orders from the analog portion of the semiconductor market as well as an evolving uncertainty with regard to our customers’ ordering patterns stemming from responses to the coronavirus outbreak, which we are closely monitoring. Accordingly, we are providing a wider than usual guidance range and expect that net revenues for the first quarter ending March 30, 2020 will be in the range of $11.0 million to $12.5 million. On a GAAP basis, we will incur a net loss ranging from $(0.07) to $(0.14) per diluted share. And on a non-GAAP basis, our adjusted net loss per diluted share will range from $(0.04) to $(0.11) per diluted share.

With respect to gross margin, as a direct result of the expected lower revenue, our gross margin will decline until orders and revenues recover. Thus, we currently expect our first quarter gross margin will range from 43% to 44%.

Operator, that concludes our formal remarks. We can now take questions.

Question-and-Answer Session

Operator: [Operator Instructions] We will begin with our first question from Theodore O'Neill of Litchfield Hills Research.

Theodore O'Neill: Yes, thanks very much. Jim … The chiller business for – you added cannabis customers to, how many individual cannabis customers are buying chillers now?

Jim Pelrin: Hi, Theodore. Nine in total for cannabis and several have bought multiple chillers.

Theodore O'Neill: Okay. And on the EV orders, do you have more than one EV customer?

Jim Pelrin: Absolutely.

Theodore O'Neill: Is it two?

Jim Pelrin: We have several. I don’t want to get – but we have several and our customers generally are integrators for EV.

Theodore O'Neill: Okay. So, does that mean that like – so they like – they sort of like one share the information with the other about where they should be buying the equipment?

Jim Pelrin: No, we have been actively pursuing at the EV manufacturer level, who their key integrators are and then pursuing them.

Theodore O'Neill: Okay. So, Hugh, the margins came in little bit better than you would have expected at this level of revenue. Can you comment on the mix in the quarter?

Hugh Regan: Yes, Theodore. It was actually a little bit more favorable than we had expected and that’s one of the reasons that the margin was a little bit stronger than expected. Unfortunately, with the revenue decline, our fixed operating cost trended up as a percentage of revenue. So, all in all, we came in a little better than expected, but that was simply because of a more favorable mix than we had originally expected.

Theodore O'Neill: And what is this FDII tax benefit that you booked in the quarter?

Hugh Regan: Yes, I – we’ve been explaining FDII for a long time to a lot of people. Under the new Tax Reform Act, one of the benefits that President Trump gave to companies that manufacture in the United States and have significant foreign imports, is reducing the tax rate on sales made offshore to effectively to about – I believe it’s about a 15% effective tax rate for the – or actually 13% effective tax rate for those sales that go offshore.

So, significantly below the 21% at the corporate tax rate. And when you – or about 60% of our shipments go offshore on an annual basis, so that has a profound impact. This FDII deduction was really made for companies just like inTEST Corporation that has significant offshore sales and manufacturing in the United States.

So, going forward, we expect our – as I mentioned in the call, our effective tax rate to range between 15.5% and 16.5%.

Theodore O'Neill: Great. Thanks very much.

Hugh Regan: You are welcome.

Operator: Thank you. [Operator Instructions] We will move to our next question from George Melas of MKH Management. Go ahead sir, your line is open.

George Melas-Kyriazi: Oh, it’s me? Okay. Thank you. Good morning, Jim and Hugh.

Jim Pelrin: Good morning, George.

Hugh Regan: Good morning, George.

George Melas-Kyriazi: Good morning. Good morning and so, I am bit confused here. Okay. Thanks for the color that you guys gave during your prepared remarks. Jim, can you talk a little bit more about thermal on the semi side? And it seems like, the bookings there were – was fairly soft. And maybe what are some of the dynamics there? Is that also a question of excess capacity or there is some other dynamics going on?

Jim Pelrin: Well, there’s two components to semi thermal bookings, George. One is, inTEST – sorry, iTS’ Thermostreams product line sells to labs. They sell to qual labs, engineering labs for product design and that generally – it certainly does not have the same swings that the rest of the semiconductor business has when – as it oscillates. It has some peaks and dips, but nothing like rest of the business.

And our Ambrell unit sells to front-end semi equipment manufacturing, which has been very soft for us in 2019. We see – we believe we see that energizing a little bit now -- but it was very soft in 2019 -- and that’s for vapor deposition and crystal growth.

George Melas-Kyriazi: Okay. And Ambrell, they sell primarily to OEs and you have three of those. Is that correct or…?

Jim Pelrin: They sell primarily to OEMs. They do sell some to end-users, as well, particularly in the crystal growth end.

George Melas-Kyriazi: And then the weakness there is both with OEs and with sort of direct customers?

Jim Pelrin: Yes, the market was just, as you know, the market was just down.

George Melas-Kyriazi: Okay, great. And it seems like, you’re making some pretty good progress into the other markets besides semi. I know that a few years ago, that was a struggle and it seemed like you guys have done a really good push there.

Can you talk a little bit more about that, and what are sort of resources you are devoting to that and how do you see things? And also, maybe just mentioned the optical transceivers if there were any sales in the quarter related to that?

Jim Pelrin: Sure, well, let me take the optical transceivers first. The sales were very meager, and we expect sales to continue to be very meager in that business. There has been a technological shift in that business where they are no longer testing at temperature extremes, particularly on the low end. The technology of the product has changed.

In fact, all of the high-speed optical transceivers, 100G and above, are operated hot and are tested at room and hot only. They are not tested at cold. So, we see that business – we had very little business in 2019 and we don’t see that changing going forward.

As far as the rest of the Multimarket business, we have seen a big upswing in Mil Aero and also we are through - our industrial markets through Ambrell has been very strong. And that market has energized. We expect going forward good results from both Ambrell, as well as iTS’ Multimarket through – predominantly through the mil/aero sector.

George Melas-Kyriazi: Okay. And how are you approaching that sector? Is it directly to customers? Or what’s kind of the structure of the market or your go-to-market strategy there?

Jim Pelrin: Well, again, we are very application driven. So, we try to touch as many customers as we can. Both business units have a comprehensive sales channel with direct sales supporting a host of distributors and reps and we have a very active - a very active machine to create leads. It’s typical that we would get – for a Multimarket – we would get leads in the thousands in any given year.

George Melas-Kyriazi: Okay. Okay. Thanks a lot, Jim.

Jim Pelrin: Okay.

Operator: Thank you. [Operator Instructions] It appears we have no further questions. Mr. Pelrin, I will turn it back to you.

Jim Pelrin: Thank you for your interest in inTEST. We look forward to updating you on our progress when we report our results for the first quarter. Operator, this concludes the call.

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